10.07

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                  [GERALD METALS, INC. LETTERHEAD]

PURCHASE/REFINING AGREEMENT

April 10, 1997

Alta Gold Co.
601 Whitney Ranch Drive, Suite 10
Henderson, NV  89014

Ladies and Gentlemen:

This  letter  will confirm our agreement pursuant to  which  Alta
Gold Co., a Nevada corporation ("Alta"), shall deliver and sell to Gerald Metals, Inc., a Delaware corporation ("Gerald''), the gold and silver contained in the Dore ("Dore") produced by Alta in accordance with the following terms:

1.   MATERIAL/REFINER/QUANTITY

     (a)  The Dore covered by this agreement is Dore bullion (the
          "Dore") assaying approximately as follows:

          Gold:          Per Addendum
          Silver:        Per Addendum

          No deleterious elements above levels acceptable to refiner shall be contained in the Dore.

     (b)  The  Payable  Gold and Payable Silver  (as  defined  in
          Paragraph 5 hereof) contained in the Dore to be purchased by Gerald hereunder shall be recovered for its account by Johnson Matthey, Inc., 4601 West 2100 South, Salt Lake City, Utah ("Refiner" or "Refinery"), and Alta consents to the refining of the Dore at the Refinery.

     (c) The annual quantity under this agreement is 100% of the gold and silver Dore produced by Alta.

2.   DELIVERY

     Delivery  shall be made to Gerald's account at the Refinery.
     Upon receipt, Gerald shall take full responsibility for risk of loss or damage to the Dore.

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Alta Gold Co.
April 10, 1997
Page 2

3.   WEIGHING AND SAMPLING

     Weighing and sampling shall be accomplished at the Refinery using industry accepted practices. Alta, at its expense, shall have the right to have its representative at the weighing and sampling. If Alta is not represented at the weighing and sampling, and the weights are at variance by more than .2%, then each lot will be held pending agreement of weights by Alta. In the event that the weights between Alta and the Refiner vary by less than .2 percent, Refinery weights shall govern. Sampling shall always be determined in accordance with the Refiner standard procedures. Refiner shall take four (4) representative samples from each sample lot. The samples will be obtained by melting the dore in an induction furnace and vacuum dip tube sampling when the lot is fully molten and turbulent. Each sample will be marked Umpire/Alta/Refiner as taken and the weights recorded. All samples except those labeled "Refiner" shall be sealed. Two samples shall remain with the Refiner, the Alta sample will be sent to Alta's designated location by the following day and the umpire sample shall be held in reserve. The refiner, reserve, and umpire samples, if not used, shall be included in the settlement weight.

     Immediately upon signature of the weighing report (except as provided above when Alta is not represented), the Refiner may treat the Dore. A dedicated crucible will be used for all melting, and slag will be retained for Alta's account.


4.   ASSAYS AND SPLITTING LIMITS

     Assays shall be made independently by each party by corrected fire assay techniques. The results of such assays shall be exchanged within fifteen (15) business days from the date of sampling by letters crossing simultaneously by mail on a date to be agreed upon in advance. Should the difference between the results of the parties be not more than:

          Gold:          Per Addendum

          Silver:        Per Addendum

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Alta Gold Co.
April 10, 1997
Page 3

     then the exact mean of the two results shall be taken as the Agreed Assay for all purposes and the assay shall be deemed finally determined not later than seven (7) days subsequent to the mailing of the assays. In the event of a greater difference, an umpire assay shall be made. The party's assay closer to the umpire assay will be the Agreed Assay. Should the umpire assay be the exact mean of the parties' assay, then the umpire assay shall be the Agreed Assay. The cost of the umpire assay shall be borne by the party whose result is further from the umpire's. The cost of the umpire assay shall be borne equally by the parties in the event the umpire assay shall be the exact mean of the exchanged assays. In the event an umpire assay should be required, the assay shall be deemed finally determined not later than seven (7) days subsequent to the mailing of the assay by the umpire (or other written transmission to the parties). For the purposes of this agreement, the umpire shall be one of the following:

           (1)  ALEX STEWART ASSAYERS, LTD.
                KNOWSLEY INDUSTRIAL ESTATE
                KNOWSLEY,
                MERSEYSIDE L34 9ER
                UNITED KINGDOM

           (2)  INSPECTORATE GRIFFITH USA, INC.
                180 SOUTH MAIN STREET
                P.O. BOX 558
                AUBLER, PA  19002

           (3)  LEDOUX & COMPANY
                359 ALTREO AVENUE
                TEANECK, NJ  07668

     The employment of a firm as a representative or to perform the initial assay shall automatically disqualify that firm for umpire work for that lot.

5.   SALE OF PAYABLE GOLD AND PAYABLE SILVER

     Alta hereby agrees to sell to Gerald and Gerald hereby agrees to purchase from Alta the Payable Gold and Payable
     Silver contained in the Dore under the terms and conditions set forth herein.


          "Payable Gold" shall be defined as (per Addendum)

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Alta Gold Co.
April 10, 1997
Page 4

          of the gold content of the Dore as determined by the Agreed Assay.

          "Payable Silver" shall be defined as (per Addendum) of the silver content of the Dore as determined by the Agreed Assay.

6.   TERM

     Subject to Paragraph 13 hereof, this agreement shall be for the term of two (2) years. All obligations of the parties existing at the expiration of this agreement shall be governed by the terms hereof.

7.   PRICING

     For  all  gold and silver not sold under Forward and  Option
     Contracts shall be sold to Gerald as follows:

     A.   Spot Pricing

          At spot market bid price for gold and silver, or gold and silver contained in Dore at any time during normal business hours in New York. In addition, Gerald will accept firm offers at specific prices and maturity dates to work on behalf of Alta during our business hours in New York or overnight in Gerald's European or Far East offices.

     B.   Forward Pricing

          Gerald   may  provide  Alta  with  a  forward   pricing
          facility, subject to forward term, quantity and margin facility.

     C.   Options

          Gerald may provide Alta with physical bullion options for both puts and calls for gold and silver. Alta will have the ability to buy or write such option instruments at its strike price and for any odd day maturity for an agreed upon term. In the case where Alta is a seller of an option instrument, a mutually agreed margin facility will be required. Gerald may make: available to Alta a strategy whereby Alta will be able to simultaneously buy puts and write calls in order to establish a minimum and maximum price band on production or portions thereof, without any cash flow effect.

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Alta Gold Co.
April 10, 1997
Page 5

8.   CHARGES

          Treatment Charges:  (Per Addendum)

          Transportation Charges:  (Per Addendum)

9.   REJECTION OF MATERIAL

     The Dore shall be free of any elements above levels deemed by the Refiner to impair the Refiner's ability to refine the Dore. If a shipment of the Dore contains any elements that the Refiner deems to impair its ability to refine the Dore, the Refiner shall have the right to reject such shipment, and shall have no liability for such rejection, provided the Refiner clearly determines the reason(s) for rejecting such shipment. However, Gerald shall use its best efforts to have such rejected Dore treated elsewhere.

     If the Refiner rejects any shipment of Dore, Gerald shall have the right to liquidate the forward contracts for priced estimated Payable Gold and Payable Silver with respect to such shipment by selling back such estimated Payable Gold and Payable Silver to Alta at a price per troy ounce equal to the next available London P.M. Gold Fixing and London Silver Fixing after notice from Gerald of its intent to sell back such gold and silver to Alta. The net amount due one party to the other as a result of such liquidation shall be paid within two (2) business days after such liquidation and thereafter Alta shall remove such Dore at its risk and expense from the Refinery.

10.  SETTLEMENT DIFFERENCES

     In the event the quantity of priced estimated Payable Gold and estimated Payable Silver in the shipment does not exactly equal the quantity of the Payable Gold and Payable Silver in such shipment, Alta and Gerald shall settle the difference by Gerald purchasing any amount by which Payable Gold and Payable Silver exceeds such quantity of priced estimated Payable Gold and/or estimated Payable Silver or by Alta repurchasing any amount by which priced estimated Payable Gold and/or estimated Payable Silver exceeds Payable Gold and/or Payable Silver.

     In either case, pricing shall be at the open market bid or

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Alta Gold Co.
April 10, 1997
Page 6

     offer   price  as  appropriate  for  gold  and  for   silver
     subsequent to the day Gerald receives the final assays of such shipment or when such differences become known.

     Alternatively, in the event the priced estimated Payable Gold and/or estimated Payable Silver is greater than the Payable Gold or Payable Silver, Alta, at its option, may settle the differences by delivering the shortfall of Payable Gold and/or Payable Silver in the next shipment. In the event the priced estimated Payable Gold and/or estimated Payable Silver is less than the Payable Gold or Payable Silver, Alta can settle the differences by selling the Payable Gold or Payable Silver as described above or by accumulating such gold and/or silver to be priced at a later date.

     In the event that the provisional payment for a shipment is in excess of the final payment, Alta will promptly return such excess to Gerald by wire transfer of funds to Gerald's designated bank account.

11.  PAYMENT

     (a)  Provisional Payment

          One hundred percent (100%) provisional payment for the priced estimated Payable Gold based upon mine weights and assays less estimated charges will be made on the second business day after pricing and shipment. The provisional payment will incur interest at the Gold Loan rate from the date of the advance until the date of outturn. Outturn is estimated to be (See Addendum) working days after delivery to the Refinery. The provisional payment interest rate is subject to change at any time to reflect current gold borrowing rates, calculated as is customary in the industry. Payment shall be made in U.S. dollars by electronic transfer in same day funds to Alta's designated bank account.

     (b)  Final Payment

          On the second business day following finalization of assays and agreement of settlement details, Gerald shall make a final payment to Alta for the Payable Gold and Payable Silver, if priced, in such shipment of Dore in an amount equal to:

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Alta Gold Co.
April 10, 1997
Page 7

          (i)  the  value  of  the  estimated  Payable  Gold  and
               Payable  Silver,  if priced, of  the  shipment  as
               determined   pursuant  to  Paragraph   7   hereof,
               ADJUSTED BY

          (ii) the   settlement  of  differences  determined   in
               accordance with Paragraph 10 hereof; LESS

          (iii)the  charges   set   forth  in  Paragraph 8 hereof
               with respect to such shipment; less

          (iv) the provisional payment made pursuant to paragraph
               11(a).

     (c)  All  payments shall be made by electronic  transfer  of
          funds  in  U.S.  dollars  to  Alta's  designated   bank
          account.

     (d) In the event that Alta elects to price the Payable Silver subsequent to payment for Payable Gold, in accordance with this paragraph 11, then payment for such priced silver shall be made on the second business day following such pricing.

12.  TITLE

     Title  to  all  shipments of Dore and the  gold  and  silver
     therein   contained,  free  and  clear  of   any   lien   or
     encumbrance, shall pass to Gerald upon delivery of the Dore to Gerald in accordance with Paragraph 2 hereof.

13.  FORCE MAJEURE

     Notwithstanding anything to the contrary herein contained, any delay or failure in the production and/or refining of the Dore or the release of the gold and silver contained therein to Gerald caused by any factors outside the reasonable control of Alta, the Refiner or Gerald shall be deemed to be an event of force majeure and shall permit the delay of performance hereunder for the duration of the force majeure. In the event force majeure is declared, upon Gerald's direction, (a) no further shipments shall be made by Alta during the force majeure period, (b) the term of this

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Alta Gold Co.
April 10, 1997
Page 8

     agreement shall be extended for a period equal to the force majeure period and (c) Gerald and Alta shall agree on an alternate refinery within five (5) business days.

     Notwithstanding the foregoing, if a shipment of Dore fails to be delivered to Gerald pursuant to paragraph 2 for any reason on or before the 60th day after the scheduled delivery of the gold or silver estimated to be contained therein, Gerald shall have the right to cancel such shipment and liquidate the forward contracts for priced gold or silver estimated to be contained in such shipment by selling back such gold and silver to Alta at a price equal to the next available London P.M. Gold Fixing and the London Silver Fixing. The net amount due one party to the other party as a result of such liquidation shall be made within two (2) business days thereafter.

14.  EVENTS OF DEFAULT

     Alta shall be in default under this agreement upon the occurrence of any one or more of the following events (each such event is herein referred to as an "Event of Default"):

     A. failure of Alta to pay (i) any amount of principal or interest under the Notes (as hereinafter defined) or
          (ii) any other indebtedness, obligations or liabilities of Alta to Lenders (as hereinafter defined), when the same shall become due and Payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise which is not cured within two days;

     B. failure of Alta to perform, comply with or observe any other term, covenant or agreement applicable to Alta pursuant to this agreement, a certain loan agreement of even date herewith between Alta and BHF Bank Aktiengesellshaft, New York Branch and Gerald Metals, Inc. (Gerald and BHF each a "Lender" and collectively the "Lenders") and hereinafter referred to as the "Loan Agreement", each promissory note of Debtor issued pursuant to such Loan Agreement (collectively, the "Notes") or any other agreements between Alta and the Lenders;

     C. any representation or warranty made by or on behalf of Alta pursuant to this agreement, the Notes, the Loan
          Agreement or any other agreement, document, instrument

Alta Gold Co.
April 10, 1997
Page 9

          or certificate executed by Alta in favor of the Lenders shall be untrue or misleading in any material respect as of the date such representation or warranty was made or is deemed to have been made;

     D. Alta shall (i) discontinue or abandon operation of its businesses (ii) apply for or consent to or suffer the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (iii) admit in writing its inability to pay its debts as they mature,
          (iv) make a general assignment for the benefit of creditors, (v) file, or have filed against it, a petition for relief under Title 11 of the United States Code, (vi) file, or have filed against it, a petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if corporate action shall be taken for the purpose of effecting any of the foregoing, (vii) become insolvent, (viii) fail to generally pay its debts as they mature or (ix) have liabilities which exceed the fair value of its assets;

15.  REMEDIES UPON EVENT OF DEFAULT

     Upon or at any time after the occurrence of any Event of Default, Lenders may (i) terminate performance of any or all of its obligations to Lenders, (ii) treat as immediately due and payable any or all of Alta's obligations to Lenders,
     (iii) sell any or all collateral in such manner as Lender determines to be commercially reasonable, (iv) exercise any or all of the remedies set forth in Section 8 of the Security Agreement of even date herewith between Alta and Lender, as the same may be amended or modified from time to time, and (v) close out in whole or in part the priced quantities of gold and/or silver which have not been delivered at market prices therefor as determined in good faith by Gerald (upon any close out, either party shall pay to the other the net amount due hereunder, within two (2) business days).

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Alta Gold Co.
April 10, 1997
Page 10

16.  GOVERNING LAW

     This agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws. Each party hereto consents to the exclusive jurisdiction of the courts of the State of New York and/or of any U.S. Federal Court located in the Borough of Manhattan in the City of New York over any disputes arising in connection with the transaction contemplated hereby. Final judgment in any action shall be binding upon the parties hereto and may be enforced in such courts or in the courts of any country to which jurisdiction the party against whom the action is brought is subject.

     ALTA AND GERALD EACH WAIVES TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTER WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN).

17.  NOTICES

     All notices hereunder shall be in writing and shall be sent by telex, telecopy transmission or by certified mail to the attention of the respective parties at the addresses set forth below:

     Alta Gold Co.                       Gerald Metals, Inc.
     601  Whitney  Ranch Drive, Suite    P.O.  Box 10134
     Henderson, NV  89014                High Ridge Park
                                         Stamford, CT  06904
     Attn:  Robert Pratt                 Attn:  Susan A. Scoggins
     Telefax:  (702) 443-1547            Telefax:  (203) 609-8459
                                         CC:  Treasurer

     Notices shall be deemed to have been given when received at the respective party's address set forth above unless sent by telefax, in which case the same shall be deemed given when sent to the telefax address of the respective party set forth above and confirmed as being received by the respective party.

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Alta Gold Co.
April 10, 1997
Page 11

18.  MISCELLANEOUS

     This agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements and understandings with respect thereto (either oral or written) and may not be amended except by writing signed by both parties.

     This agreement may not be assigned by either party without the written consent of the other parties (such consent not to be unreasonably withheld), except that Gerald may assign it's rights hereunder for financing purposes.

To signify your agreement to these terms, will you kindly sign the attached copy of this letter and return it to the undersigned for our records.

ALTA GOLD CO.                       GERALD METALS, INC.

By:                                 By:
    John A. Bielun                      Robert C. Kaeser
    Senior Vice President/              Vice President
      Chief Financial Officer

Date:

                [GERALD METALS, INC. LETTERHEAD]

April 10, 1997

Alta Gold Co.
601 Whitney Ranch Drive, Suite 10
Henderson, NV  89014

Ladies and Gentlemen:

 ADDENDUM 1 TO PURCHASE/REFINING AGREEMENT DATED APRIL 10, 1997

                        RE:  KINSLEY MINE

1.   MATERIAL/REFINER/QUANTITY

     (a) The Dore covered by this agreement is Dore bullion produced by the Kinsley mine (the "Dore") assaying approximately as follows:

          Gold:          80%
          Silver:        20%

4.   ASSAY AND SPLITTING LIMITS

          Gold:          1.0 parts per thousand
          Silver:        2.5 parts per thousand

5.   SALE OF PAYABLE GOLD AND PAYABLE SILVER

          "Payable Gold" shall be defined as 99.875% of the gold content of the Dore as determined by the Agreed Assay.

          "Payable Silver" shall be defined as 98.00% of the silver content of the Dore as determined by the Agreed
          Assay.

GERALD METALS, INC.

8.   CHARGES

          Treatment Charges:

               U.S. $0.65 per troy ounce of Dore received.
               Minimum charge $350.00 per lot.

          Transportation Charges:  None.

11.  OUTTURN

          Outturn is fifteen (15) working days after delivery to the Refinery.

To signify your agreement to these terms, will you kindly sign below and return it to the undersigned for our records.

ALTA GOLD CO.                     GERALD METALS, INC.

By:                               By:
     John A. Bielun                    Robert C. Kaeser
     Senior Vice President/            Vice President
       Chief Financial Officer

Date:

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